UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 9, 2016

RENTECH, INC.

(Exact name of registrant as specified in its charter)

Colorado	1-15795	84-0957421
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1000 Potomac Street NW, 5th Floor Washington, D.C.		20007
(Address of principal executive offices)		(Zip Code)

(Registrant’s telephone number, including area code): (202) 791-9040

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13a-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

Rentech, Inc. (“Rentech”), and RES USA, LLC, a former wholly-owned subsidiary of Rentech (“RES”), entered into a Membership Interest Purchase and Sale Agreement, dated as of February 28, 2014 (the “MIPSA”), with Sunshine Kaidi New Energy Group Co., Ltd., (the “Buyer”), pursuant to which Rentech sold to the Buyer 100% of the issued and outstanding units of RES in October 2014 (the “Sale”). Rentech filed a copy of the MIPSA as a material definitive agreement with the Securities and Exchange Commission on Form 8-K on March 6, 2014.

On September 9, 2016, Rentech, Rentech Energy Technology Center, LLC, (“RETC”), Buyer, RES, Harvest International New Energy Co., Ltd. (“Harvest”), and Wuhan Kaidi Engineering Technology Research Institute Co., LTD., (“Wuhan Kaidi”) entered into a Termination Agreement terminating the MIPSA and all ancillary documents related thereto.  The Termination Agreement only affects the post-closing obligations of the parties and not the Sale which is complete. The Termination Agreement provides: (i) that Buyer will pay $3.5 million to Rentech (inclusive of a $1.1 million credit for Buyer’s share of proceeds from the sale of  equipment and property); (ii) that all remaining rights and obligations of the parties under the MIPSA and the related agreements, including any rights to future payments or indemnities, shall terminate; and (iii) that the parties mutually release each other from any and all claims in connection with the MIPSA and related documents.

This Current Report on Form 8-K contains only a summary of the Termination Agreement and is qualified in its entirety by reference to the Termination Agreement. A copy of the Termination Agreement is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description of the Exhibit
Exhibit 2.1	Termination Agreement dated as of September 9, 2016, by and among Rentech, RETC, Buyer, RES, Harvest and Wuhan Kaidi.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RENTECH, INC.

Date: September 15, 2016	By:	/s/ Colin Morris
Colin Morris
Senior Vice President and General Counsel